Exhibit 99.1

FOR IMMEDIATE RELEASE

REVLON ANNOUNCES RESULTS OF SUCCESSFUL EXCHANGE OFFERS FOR 8 1/8% SENIOR NOTES, 9% SENIOR NOTES AND 8 5/8% SENIOR SUBORDINATED NOTES

Approximately $630 Million in Notes Tendered

Debt to be Reduced by More Than $800 Million by March 31, 2004

NEW YORK, March 22, 2004 - Revlon, Inc. (NYSE: REV) today announced successful results of the Company's exchange offers, which expired on March 19, 2004 at 5:00 p.m. EST, for the 8 1/8% Senior Notes due 2006, the 9% Senior Notes due 2006, and the 8 5/8% Senior Subordinated Notes due 2008, each issued by Revlon's wholly-owned subsidiary, Revlon Consumer Products Corporation ("RCPC"), and guaranteed by Revlon, Inc. The Company indicated that approximately $630 million of aggregate principal amount of notes were tendered for Revlon Class A common stock, representing approximately $190 million of notes in addition to the notes previously committed by MacAndrews & Forbes and Fidelity Management & Research Co. ("Fidelity") as part of their support agreements related to the exchange offers.

In addition, in accordance with Revlon's previously-announced debt reduction plan, MacAndrews & Forbes will exchange existing loans of approximately $173 million at the closing of the exchange offers, which is expected to occur by March 25, 2004. This will bring the total debt reduction to more than $800 million, exceeding the $780 million of targeted minimum debt reduction at this stage of the Company's debt reduction plan.

Commenting on the announcement, Revlon President & CEO Jack Stahl stated, "I am delighted with the broad participation in the exchange offers and by this demonstration of confidence by not only MacAndrews & Forbes, but also by our other noteholders in our ability to create long-term and sustainable value at Revlon. As we have indicated for some time, our initial focus was to strengthen our brands and our relationships with our retail customers, and I am very pleased with the progress we have made thus far. With our debt reduction program well underway and with the operational improvements we have made thus far, I am confident that we have built the platform necessary to move us closer to our objective of long-term, profitable growth."

As of the close of business on March 19, 2004, according to the report of the exchange agent, approximately $133 million principal amount of the 8 1/8% Senior Notes, approximately $175 million principal amount of the 9% Senior Notes and approximately $322 million principal amount of the 8 5/8% Senior Subordinated Notes had been validly tendered in the exchange offers. The Company also announced that it has notified the exchange agent that it has accepted all notes that have been validly tendered in the exchange offers for Class A common stock.

The Company expects to consummate the exchange offers by March 25, 2004, at which time the tendered notes will be exchanged for an aggregate of approximately 223 million shares of Revlon's Class A common stock, which includes shares issued in exchange for accrued interest. Also, at the closing and as part of the Company's debt reduction plan, MacAndrews & Forbes will exchange approximately $173 million of existing loans for approximately 67 million shares of Revlon's Class A common stock and will exchange or convert all of the Company's outstanding Series A preferred stock and Series B convertible preferred stock for an aggregate of approximately 9 million shares of Revlon's Class A common stock.

Following the consummation of these transactions, the Company will have outstanding approximately 338 million shares of its Class A common stock and 31.25 million shares of its Class B common stock. As a result of these transactions, MacAndrews & Forbes will beneficially hold approximately 60% of the Company's common stock (representing approximately 77% of the Company's voting power); funds and accounts managed by Fidelity will beneficially hold approximately 21% of the Company's common stock (representing approximately 12% of the Company's voting power); and other stockholders will beneficially hold approximately 19% of the Company's common stock (representing approximately 11% of the Company's voting power).

Although MacAndrews & Forbes had previously committed to back-stop up to $150 million in debt reduction by purchasing Revlon's Class A common stock to the extent that less than $150 million in principal amount of notes was tendered (other than the $440.83 million of aggregate principal amount of exchange notes committed to be exchanged as part of the previously-announced support agreements) and to provide Revlon with any cash consideration Revlon would be required to pay in the exchange offers (other than cash payable for accrued interest due on the exchanged notes), due to the success of the exchange offers, MacAndrews & Forbes will not be required to back-stop the exchange offers or to otherwise make a cash investment in connection with the exchange offers. As a result, the Company will not conduct the previously-announced rights offering which would have allowed stockholders of record before the closing of the exchange offers the opportunity to invest pro rata on the same terms as MacAndrews & Forbes if MacAndrews & Forbes had made a cash investment.

MacAndrews & Forbes' previously announced commitments to back-stop an additional $150 million of debt reduction through March 31, 2006 (at least $50 million by December 31, 2004) will be reduced by approximately $39 million, which represents the aggregate principal amount of exchange notes (other than the $440.83 million of aggregate principal amount of exchange notes committed to be exchanged as part of the previously-announced support agreements) tendered in the exchange offers in excess of $150 million.

Forward Looking Statements

Statements in this press release which are not historical facts, including statements about the Company's plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made, and, except for the Company's ongoing obligations under U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Such forward-looking statements include, without limitation, the Company's expectations and estimates about future events and the Company's estimates regarding the consummation of the exchange offers and the remaining debt reduction transactions and the amounts and timing thereof. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC (which may be viewed on the SEC's website at http://www.sec.gov or on the Company's website at http://www.revloninc.com), as well as reasons including difficulties, delays, unexpected costs, the inability of the Company to consummate the exchange offers, the remaining debt reduction transactions or changes in the amount or timing thereof. Factors other than those listed above could also cause the Company's results to differ materially from expected results.

About Revlon

Revlon is a worldwide cosmetics, skin care, fragrance and personal care products company. The Company's vision is to become the world's most dynamic leader in global beauty and skin care. Websites featuring current product and promotional information can be reached at www.revlon.com and www.almay.com. Corporate investor relations information can be accessed at www.revloninc.com. The Company's brands, which are sold worldwide, include Revlon®, Almay®, Ultima®, Charlie®, Flex® and Mitchum®.

CONTACTS:

Investor Relations:	Media:
Maria A. Sceppaguercio, 212-527-5230	Catherine Fisher, 212-527-5727